Exhibit 12



       COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                         Three months ended
                                                            December 31
       (Dollars in thousands)                         1999               1998
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       Income before taxes                        $180,950            $95,128
       Add fixed charges:
           Interest expense                          6,154              8,737
           Interest factor on rent                   4,436              3,577
                                          -------------------------------------
       Total fixed charges                         $10,590            $12,314
                                          -------------------------------------

       Earnings before fixed charges
           and taxes on income                    $191,540           $107,442
                                          =====================================

       Ratio of earnings to fixed charges             18.1                8.7